Exhibit 99.1

November 3, 2021

SiteOne Landscape Supply Announces Third Quarter 2021 Earnings

Third Quarter 2021 Highlights (Compared to Third Quarter 2020):

•	Net sales increased 25% to $936.4 million

•	Organic Daily Sales increased by 15%

•	Gross profit increased 36% to $340.5 million; gross margin increased 310 basis points to 36.4%

•	SG&A as a percentage of Net sales increased by 70 basis points to 25.1%

•	Net income increased 66% to $80.0 million

•	Adjusted EBITDA increased 46% to $128.2 million

•	Adjusted EBITDA margin increased 200 basis points to 13.7%

•	Completed the acquisition of Green Brothers Earth Works

Post-Quarter Highlights

•	Issued 2021 Environmental, Social, and Governance (ESG) Report with enhanced disclosures and climate considerations

•	Established fourth major distribution center in Dallas, Texas

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its third quarter ended October 3, 2021 (“Third Quarter 2021”).

“Our excellent momentum in 2021 continued in the third quarter as our outstanding field and functional teams worked together to overcome select product shortages, trucking challenges and rapidly rising product costs in order to take advantage of the solid demand for landscaping products and services. With strong contributions from our acquisitions, we delivered another quarter of excellent organic and inorganic Net sales growth, EBITDA margin improvement and EBITDA growth,” said Doug Black, SiteOne’s Chairman and CEO. “Our teams are executing at a high level and thereby leveraging our market leadership position and significant commercial and operational capabilities to gain market share. During the quarter, we also published our annual ESG report which shares our broader objective to build a true company of excellence and create significant value for our associates, customers, suppliers, shareholders, and communities. Lastly, we added another terrific company to SiteOne through acquisition and have several more active deals that we expect to close over the coming months. Overall, I am very proud of the entire SiteOne team as we continue to execute our strategy and build our company. With ongoing positive market trends, a robust acquisition pipeline and steady improvement in our capabilities, we are confident in our ability to deliver superior results to our stakeholders during the remainder of 2021 and beyond.”

Third Quarter 2021 Results

Net sales for the Third Quarter 2021 increased to $936.4 million, or 25%, compared to $751.9 million for the prior-year period. Organic Daily Sales increased 15% compared to the prior year period benefiting from continued investment in outdoor living spaces and price inflation resulting from rising product costs. Acquisitions contributed $73.5 million, or 10%, to Net sales growth for the quarter.

Gross profit increased 36% to $340.5 million, compared to $250.1 million for the prior-year period. Gross margin increased by 310 basis points to 36.4% for the Third Quarter 2021 due to the execution of our supply chain initiatives, favorable pricing, and increased supplier incentives.

Selling, general and administrative expenses (“SG&A”) for the Third Quarter 2021 increased to $235.3 million from $183.3 million for the prior-year period. SG&A as a percentage of Net sales increased to 25.1%, an increase of 70 basis points compared to the same period last year due to higher variable compensation.

Net income for the Third Quarter 2021 increased 66% to $80.0 million, compared to $48.2 million for the prior-year period. Net income growth was driven by higher Net sales and gross margin improvement.

Adjusted EBITDA for the Third Quarter 2021 increased 46% to $128.2 million, compared to $87.8 million for the prior-year period. Adjusted EBITDA margin increased 200 basis points to 13.7% driven by Net sales growth and improved profitability.

Balance Sheet and Liquidity

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of October 3, 2021, was $208.4 million compared to $194.5 million as of September 27, 2020. Net debt to Adjusted EBITDA for the last twelve months was 0.5 times compared to 0.8 times at the same period last year.

As of October 3, 2021, cash on hand was $158.0 million and available capacity under the Company’s ABL Facility was $364.1 million.

Outlook

“Organic sales growth has continued to be strong in October with elevated inflation and favorable market trends across all residential and commercial segments. Our customers are very busy with robust backlogs although they remained constrained by the tight labor market. Given these trends, we now expect organic sales growth to remain healthy through the end of the year,” Doug Black continued. “We also expect Adjusted EBITDA for 2021 to be in the range of $380 million to $400 million, representing year-over-year growth of 46% to 54%. This compares to our prior expectation for Adjusted EBITDA of $335 million to $365 million. This guidance does not include any contribution from unannounced acquisitions.”

Reconciliation for the forward-looking full-year 2021 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, November 3, 2021, at 8:00 a.m., Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13724069. The replay will be available until 11:59 p.m. (ET) on November 17, 2021.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2021 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: the potential negative impact of the COVID-19 pandemic (which, among other things, may exacerbate each of the risk listed below); economic downturn or recession; cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; ability to pass along product cost increases; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; risks associated with our large labor force (including work stoppages due to COVID-19); retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; credit sale risks; performance of individual branches; environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; computer data processing systems; cybersecurity incidents (including the July 2020 ransomware attack); security of personal information about our customers; intellectual property and other proprietary rights; the possibility of securities litigation; unanticipated changes in our tax provisions; our substantial indebtedness and our ability to obtain financing in the future; increases in interest rates; risks related to our common stock; terrorism or the threat of terrorism; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	October 3, 2021	January 3, 2021
Current assets:
Cash and cash equivalents	$158.0	$55.2
Accounts receivable, net of allowance for doubtful accounts of $11.1 and $9.1, respectively	416.2	292.8
Inventory, net	628.9	458.6
Income tax receivable	3.4	6.8
Prepaid expenses and other current assets	49.0	38.2
Total current assets	1,255.5	851.6

Property and equipment, net	140.3	130.0
Operating lease right-of-use assets, net	265.3	256.5
Goodwill	278.4	250.6
Intangible assets, net	202.1	196.3
Deferred tax assets	2.2	2.4
Other assets	8.0	8.3
Total assets	$2,151.8	$1,695.7

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$295.3	$172.8
Current portion of finance leases	10.4	9.2
Current portion of operating leases	58.5	54.6
Accrued compensation	81.4	69.2
Long-term debt, current portion	4.7	2.8
Accrued liabilities	90.0	60.0
Total current liabilities	540.3	368.6

Other long-term liabilities	17.2	25.3
Finance leases, less current portion	33.6	32.4
Operating leases, less current portion	213.9	208.3
Deferred tax liabilities	6.4	5.4
Long-term debt, less current portion	317.7	260.7
Total liabilities	1,129.1	900.7

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 44,692,062 and 44,300,380 shares issued, and 44,671,151 and 44,279,469 shares outstanding at October 3, 2021 and January 3, 2021, respectively	0.4	0.4
Additional paid-in capital	557.0	541.8
Retained earnings	470.0	259.1
Accumulated other comprehensive loss	(4.7)	(6.3)
Total stockholders' equity	1,022.7	795.0
Total liabilities and stockholders' equity	$2,151.8	$1,695.7

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Net sales	$936.4	$751.9	$2,670.5	$2,029.4
Cost of goods sold	595.9	501.8	1,740.3	1,350.4
Gross profit	340.5	250.1	930.2	679.0

Selling, general and administrative expenses	235.3	183.3	653.4	525.4
Other (income) expense, net	1.8	(1.8)	(1.6)	(4.0)
Operating income	103.4	68.6	278.4	157.6

Interest and other non-operating expenses, net	4.3	6.6	14.1	21.9
Net income before taxes	99.1	62.0	264.3	135.7
Income tax expense	19.1	13.8	53.4	25.9
Net income	$80.0	$48.2	$210.9	$109.8

Net income per common share:
Basic	$1.79	$1.11	$4.74	$2.59
Diluted	$1.74	$1.08	$4.61	$2.52
Weighted average number of common shares outstanding:
Basic	44,645,126	43,316,470	44,511,675	42,344,567
Diluted	45,849,338	44,561,488	45,762,387	43,573,559

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	October 3, 2021	September 27, 2020
Cash Flows from Operating Activities:
Net income	$210.9	$109.8
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	25.8	21.5
Stock-based compensation	11.2	7.9
Amortization of software and intangible assets	34.9	27.5
Amortization of debt related costs	1.1	1.5
Loss on extinguishment of debt	0.8	—
Gain on sale of equipment	(0.3)	(0.2)
Other	3.8	1.9
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(118.0)	(34.6)
Inventory	(159.5)	(35.8)
Income tax receivable	3.4	5.3
Prepaid expenses and other assets	(10.7)	(12.3)
Accounts payable	117.5	54.8
Accrued expenses and other liabilities	38.5	33.4
Net Cash Provided By Operating Activities	$159.4	$180.7

Cash Flows from Investing Activities:
Purchases of property and equipment	(24.2)	(11.8)
Purchases of intangible assets	(3.7)	(2.3)
Acquisitions, net of cash acquired	(71.1)	(73.5)
Proceeds from the sale of property and equipment	1.7	0.7
Net Cash Used In Investing Activities	$(97.3)	$(86.9)

Cash Flows from Financing Activities:
Equity proceeds from common stock	7.3	270.8
Borrowings under term loan	325.0	—
Repayments under term loan	(270.6)	(3.4)
Borrowings on asset-based credit facility	161.9	285.4
Repayments on asset-based credit facility	(161.9)	(378.2)
Payments of debt issuance costs	(2.4)	—
Payments on finance lease obligations	(7.7)	(6.2)
Payments of acquisition related contingent obligations	(6.8)	(4.8)
Other financing activities	(4.2)	(1.7)
Net Cash Provided By Financing Activities	$40.6	$161.9

Effect of exchange rate on cash	0.1	(0.1)
Net Change In Cash	102.8	255.6

Cash and cash equivalents:
Beginning	55.2	19.0
Ending	$158.0	$274.6

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$12.2	$20.5
Cash paid during the year for income taxes	$50.3	$17.9

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss) (in millions):

	2021			2020				2019
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Reported Net income (loss)	$80.0	$123.5	$7.4	$11.5	$48.2	$79.1	$(17.5)	$2.5
Income tax (benefit) expense	19.1	36.8	(2.5)	1.6	13.8	25.6	(13.5)	(5.6)
Interest expense, net	4.3	4.3	5.5	9.1	6.6	7.6	7.7	7.5
Depreciation and amortization	21.0	20.3	19.4	18.2	16.3	16.4	16.3	14.8
EBITDA	124.4	184.9	29.8	40.4	84.9	128.7	(7.0)	19.2
Stock-based compensation(a)	3.5	4.6	3.1	2.7	2.6	2.8	2.5	2.0
(Gain) loss on sale of assets(b)	(0.2)	(0.2)	0.1	(0.2)	(0.4)	0.1	0.1	0.1
Financing fees(c)	—	—	0.7	—	—	—	—	—
Acquisitions and other adjustments(d)	0.5	1.3	0.8	1.0	0.7	0.5	0.8	0.9
Adjusted EBITDA(e)	$128.2	$190.6	$34.5	$43.9	$87.8	$132.1	$(3.6)	$22.2

(a)	Represents stock-based compensation expense recorded during the period.

(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.

(c)	Represents fees associated with our debt refinancing and debt amendments.

(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.

(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales (in millions):

	2021			2020
	Qtr 3	Qtr 2	Qtr 1	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$936.4	$1,083.9	$650.2	$751.9	$817.7	$459.8
Organic Sales(a)	843.7	975.0	613.3	732.7	799.2	456.4
Acquisition contribution(b)	92.7	108.9	36.9	19.2	18.5	3.4
Selling Days	63	64	65	63	64	64
Organic Daily Sales	$13.4	$15.2	$9.4	$11.6	$12.5	$7.1

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2020 and 2021.

(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2021 Fiscal Year. Includes Net sales from branches acquired in 2020 and 2021.